Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 27, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER RESULTS

St. Paul, Minn (4/27/11)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2011. Revenue for the first quarter was $1,860,000, up sequentially from $1,667,000 in the fourth quarter of 2010. Net loss for the first quarter was $730,000, or $0.07 per share.

“As we anticipated, the seasonal impact on the semiconductor industry extended the lull in semiconductor growth that started in fourth quarter of 2010,” said John J. Pollock, president and chief executive officer. “However, we achieved a number of positive developments in the first quarter. Our bookings significantly out paced our revenue, and we ended the quarter with a strong backlog. We shipped the initial revenue units of our new VMAX test handler and expect to recognize revenue for these and additional units in the second quarter. Our bookings included a follow on order from a new foundry reliability test customer. We are nearing completion on evaluations of our VMAX test handler with our largest customer and have a new VMAX evaluation scheduled to begin in June with another top 10 analog IC manufacturer. In addition, we are nearing completion of evaluations of new reliability test modules with three separate customers.

“Our gross margins for the first quarter were favorably impacted by product mix and a VMAX inventory build in anticipation of customer demand. Our negative cash flow for the quarter largely reflected that inventory build and our net loss.”

“Forecasters continue to project a resumption of growth in the semiconductor industry in the second quarter and for the remainder of 2011,” Mr. Pollock continued. “Accordingly, we expect that our results will continue to improve as the year progresses. Our revenue for the second quarter will depend upon factors such as the success of ongoing product evaluations and the timing and delivery requirements of orders we receive during the quarter. However, we expect that our revenue for the quarter will reach or exceed the $4 million level.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2011	2010

Net sales	$1,860	$4,618
Cost of goods sold	821	2,622
Gross profit	1,039	1,996
Gross profit percent	55.9%	43.2%

Operating expenses:
Selling, general and administrative (1)	1,179	1,114
Research and development	603	696
Total operating expenses	1,782	1,810

Income (loss) from operations	(743)	186
Interest income	13	16
Income (loss) before income taxes	(730)	202
Income taxes	-	-

Net income (loss) (1)	$(730)	$202

Income (loss) per share (1):
Basic	$(0.07)	$0.02
Diluted	$(0.07)	$0.02

Weighted average common shares outstanding:
Basic	10,781	10,615
Diluted	10,781	10,731

(1)
Selling, general and administrative expenses for the three months ended March 31, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.  The impact of the credit was to increase net income from $12 ($0.00 per basic and diluted share) to $202 ($0.02 per basic and diluted share) for the three months ended March 31, 2010.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$7,789	$10,033
Accounts receivable, net	1,244	862
Inventories - operations	8,252	7,358
Inventories - shipped equipment, subject to
revenue deferral	648	24
Other current assets	74	67
Total current assets	18,007	18,344

Property and equipment, net	83	98

Other asset	38	41

Total assets	$18,128	$18,483

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$818	$502
Other current liabilities	693	714
Total current liabilities	1,511	1,216

Noncurrent accrued liabilities	344	377

Shareholders' equity	16,273	16,890

Total liabilities and shareholders' equity	$18,128	$18,483